Exhibit 10.1

CONFIDENTIAL

SEVENTH AMENDMENT TO

MASTER WHOLESALE PRICING AND SERVICES COORDINATING AGREEMENT

THIS SEVENTH AMENDMENT TO THE MASTER WHOLESALE PRICING AND SERVICES COORDINATING AGREEMENT (this “Seventh Amendment”) dated December 23, 2005, effective as of January 1st, 2006 (the “Effective Date”) is made

BETWEEN:

TELEGLOBE CANADA ULC, an amalgamated unlimited liability company amalgamated under the laws of the Province of Nova Scotia, having an office at 1555 Carrie-Derick, Montreal, Quebec, Canada (“Teleglobe”);

AND:

BELL CANADA, a Canadian corporation incorporated under the laws of Canada having an office at 483 Bay Street, Floor 6N, Toronto, Ontario, Canada (“Bell Canada”);

(Teleglobe and Bell Canada being referred to herein collectively as the “Parties” and individually as a “Party”);

RECITALS:

WHEREAS Teleglobe and Bell Canada have entered into a Master Wholesale Pricing and Services Coordinating Agreement (the “Master Agreement”) dated January 1st 2001, as amended effective April 1st, 2003 (the “First Amendment”) and subsequently amended by the Second, Third, Fourth, Fifth, and Sixth Amendments (the Master Agreement as so amended being referred to herein as the “Agreement”), and

WHEREAS the Parties desire to amend the Agreement in accordance with the terms and conditions set forth herein;

NOW THEREFORE, THIS SEVENTH AMENDMENT WITNESSETH that in consideration of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto covenant and agree as follows:

1.	DEFINITIONS

Terms having initial capital letters and capitalized terms used, but not otherwise defined in this Seventh Amendment, including its recitals, shall have the respective meanings set out in the Agreement. Certain terms having initial capital letters and capitalized terms used in this Seventh Amendment are defined in the context in which they appear and shall have the respective meanings there indicated, and such terms shall be deemed to be incorporated as defined terms in the Agreement.

2.	BELL CANADA FLEX; TELEGLOBE RIGHT TO MATCH

2.1	Bell IP Transit Commitment. Section 5.2.1(a) of the First Amendment shall be deleted in its entirety and replaced with the following:

“(a)	IP Transit Service. Effective January 1, 2006, Bell Canada shall not be bound or restricted by any exclusivity obligations contained in the Agreement with respect to its requirements for IP Transit services and shall be entitled to obtain IP Transit services from any Competing Provider, notwithstanding any provision to the contrary contained in the Agreement.”

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

2.2	Bell IDDD Traffic Commitment. Section 5.2.1(b) of the First Amendment shall be deleted in its entirety and replaced with the following:

“(b)	IDDD Outbound Services. Effective January 1, 2006, notwithstanding any provision to the contrary contained in the Agreement, with respect to usage by Bell Canada’s Wholesale Customers (“Wholesale IDDD Service”) or derived from Bell Canada’s retail pre-paid call card services (“Pre-paid IDDD Service”) or derived from usage by Bell Canada’s Retail Customers (“Retail IDDD Service”), (collectively “IDDD Outbound Services”), Bell Canada shall not be bound or restricted by any exclusivity obligations contained in the Agreement and shall be entitled to obtain any such services from any Competing Provider; provided that Teleglobe shall be entitled to exercise its Right to Match with respect to Bell Canada’s Pre-paid IDDD Service and Retail IDDD Service requirements in accordance with Section 4 of this Seventh Amendment. For avoidance of doubt, should Bell Canada offer Retail IDDD VOIP services which are provisioned on a minute purchase and routed on a switch translation (least cost routing over multiple carriers) basis, then such services shall be included in the respective IDDD Outbound Services based on the usage of such VOIP service as defined above.”

3.	TELEGLOBE ACCESS TO THE CANADIAN MARKET

3.1	Teleglobe IP Transit Service.

(a)	Section 5.1.2(a) of the First Amendment shall be deleted in its entirety and replaced with the following:

“(a)	IP Transit Service. Effective January 1, 2006, Teleglobe shall be entitled, directly or indirectly through the use of an Affiliate or any third party, to promote, market and sell IP Transit Services in the Territory on a retail and wholesale basis, notwithstanding any provision to the contrary contained in the Agreement. Without limiting the foregoing, effective as of September 1, 2005, Teleglobe shall be entitled to commence promoting and marketing its IP Transit Services to prospective wholesale customers in the Territory, provided that Teleglobe shall not enter into any contracts directly or indirectly through the use of an Affiliate or any third party for the sale of IP Transit Service or implement or otherwise provision any IP Transit Service directly or indirectly through the use of an Affiliate or any third party to any such customers prior to January 1, 2006.”

3.2	Teleglobe Voice Services.

(a)	Sections 5.1.2(b) and (c) of the First Amendment shall be deleted in their entirety and replaced with the following:

“(b)	IDDD Services. Effective January 1, 2006, Teleglobe shall be entitled directly or indirectly through the use of an Affiliate or any third party, to promote, market and sell IDDD services in the Territory exclusively on a wholesale basis (“IDDD Services”), notwithstanding any provision to the contrary contained in the Agreement. Notwithstanding the foregoing, Teleglobe shall not directly or indirectly through the use of an Affiliate or any third party, market, solicit or sell IDDD Services to the Excepted Bell Canada Customers, as specified in Section 1 of Appendix 1 attached hereto, without the prior written consent of Bell Canada.

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(c)	Enhanced Voice Services. Effective January 1, 2006, Teleglobe shall be entitled, directly or indirectly through the use of an Affiliate or any third party, to promote, market and sell its Enhanced Voice Services in the Territory exclusively on a wholesale basis, notwithstanding any provision to the contrary contained in the Agreement. For purposes hereof, “Enhanced Voice Services” shall mean Teleglobe’s ITFS/UIFN, ITFS with SAC, Operator Handled (OH), Canada Direct, Home Country Direct and ISDN services.”

(b)	Bell Canada shall not, directly or indirectly through the use of an Affiliate or any third party resell Enhanced Voice Services without the prior written consent of Teleglobe, to be given in Teleglobe’s sole discretion, with respect to each prospective Wholesale Customer opportunity for which Bell Canada seeks to resell such services on a wholesale basis, except as expressly provided below:

(1)	Bell Canada shall be entitled to continue to resell Teleglobe’s ISDN;

(2)	Bell Canada shall be entitled to continue to resell the Enhanced Voice Services to Aliant and Sask Tel., provided that Bell Canada shall not promote or encourage the resale of these Enhanced Voice Services on a wholesale basis by Aliant or Sask Tel; and

(3)	Bell Canada shall be entitled to continue to resell the Enhanced Voice Services to MTS until the termination of its current contractual relationships with MTS for the provision of such services and the establishment of direct contractual arrangements between Teleglobe and MTS for the provision of such Enhanced Voice Services but in no event later than December 31, 2006; provided that Bell Canada shall not knowingly resell the Enhanced Voice Services to MTS when such services are either resold or distributed through the network formerly operated by the entity previously known as ‘Allstream’ and shall not expand the volume or type of Enhanced Voice Services currently being resold to MTS;

For greater certainty nothing herein shall be construed as limiting the rights of Bell Canada to promote market and sell Enhanced Voice Services to Retail Customers.

(c)	Subject to the provisions below, with effect from January 1, 2006, Bell Canada shall assign and transfer to Teleglobe all of Bell Canada’s rights and obligations under all contracts for the provision of Enhanced Voice Services to any Wholesale Customers to which Bell Canada is currently reselling such Enhanced Voice Services (the “EVS Contracts”):

(1)	Bell Canada will not be required to assign EVS Contracts associated with Wholesale Customers identified in sub-clauses (b)(1), b(2), and b(3) above;

(2)	to the extent that any EVS Contract may not be properly assigned or transferred without the consent of the Wholesale Customer, or if the assignment without consent or the attempted assignment without consent would constitute a violation or breach thereof, Bell Canada will use all commercially reasonable efforts to obtain any such consents and Teleglobe will cooperate with Bell Canada in such respect;

(3)	to the extent that the consents described in sub-clause (c)(2) above are not obtained:

(i)	Bell Canada will not exercise any of its rights to renew any such EVS Contract;

(ii)	Teleglobe will no longer be bound by MFSP Pricing for Enhanced Voice Services usage applicable to the EVS Contracts until the termination date of the EVS Contract; and

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(iii)	Bell Canada will be entitled to apply no more than a 5.5% mark-up on rates provided by Teleglobe pursuant to sub-clause (c)(3)(ii) until the termination date of the EVS Contract;

(4)	Under no circumstances shall Teleglobe act in such a way as to put Bell Canada in breach of its obligations under the terms and conditions of the EVS Contracts; provided that this clause shall not be construed to preclude Teleglobe from adjusting its pricing for Enhanced Voice Service usage as contemplated in Clause (c)(3) above for the Designated EVS Accounts as specified in Section 2 of Appendix 1 attached hereto.

(5)	Subject to the limitations and liability provisions under the Agreement, Bell Canada shall remain liable under any EVS Contract which is assigned to Teleglobe for all of Bell Canada’s obligations and liabilities which accrued prior to the effective date of the assignment and shall indemnify and hold Teleglobe harmless from any such obligations and liabilities;

(6)	Subject to the limitations and liability provisions under the Agreement, Teleglobe covenants that it will, as of the applicable effective date of assignment of any EVS Contract, and all times thereafter, indemnify Bell Canada and save it harmless from and against all costs, charges, and damages that Bell Canada shall, at any time, sustain or become liable to, for, or on account of any action or proceedings that may be brought against Bell Canada in connection with the EVS Contracts as a result of Teleglobe’s failure to fulfill any of its obligations thereunder following the applicable effective date of assignment.

3.3	For the avoidance of doubt, from January 1, 2006, the Agreement, as amended hereby, shall not restrict the sale by Teleglobe of any of its Services on a wholesale basis except with respect to the sale of its IDDD Services to the Excepted Bell Canada Customers as provided in Section 3.2 (a) above.

For the avoidance of doubt, from January 1, 2006, the Agreement, as amended hereby, shall not restrict Bell Canada, in its sole discretion, from acquiring ISDN service from any carrier Bell Canada so chooses.

4.	THE RIGHT TO MATCH

4.1	Notwithstanding any terms and conditions under the Agreement, effective 1 January, 2006, Section 7 of the First Amendment shall not apply to Bell Canada’s IDDD Outbound Services and instead Bell Canada shall provide Teleglobe, during each Pricing Period, with an opportunity to fulfill Bell Canada’s requirements for Retail IDDD Service and Pre-paid IDDD Service for all Pricing Destinations, as follows:

(a)	For the purpose of this Section 4.1 the following definitions shall apply:

(1)	“Base Minutes” means, with respect to each of the Retail IDDD Service and the Pre-paid IDDD Service, the total minute volumes of traffic sent by Bell Canada to all carriers, including Teleglobe, during the Quarterly Period for which the RTM Commitment is determined;

(2)	“Declined Minutes” has the meaning given to such term in Section 4.1(n);

(3)	“Deemed RTM Minutes” has the meaning given to such term in Section 4.1(b);

(4)	“Matched Route” has the meaning given to such term in Section 4.1(f);

(5)	“Offered Minutes” has the meaning given to such term in Section 4.1(d);

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(6)	“Pricing Period” means each consecutive monthly period commencing on the 1st day or on the 16th day of each month from 1 January 2006 until the termination of the Agreement.

(7)	“Pricing Destination” means, for any country (excluding the United States), any separately priced service charge, as quoted by Teleglobe, whether based on geographic, or service level considerations, for terminating IDDD Outbound Service traffic, or any break-out or aggregation thereof as set forth in an RTM Offer;

(8)	“Quarterly Period” has the meaning given to such term in Section 4.1(b) below;

(9)	“Quality of Service Event” means the occurrence of circumstances specified in Section 4.1(j) below with respect to a specific Pricing Destination;

(10)	“RTM Offer” has the meaning given to such term in Section 4.1(d) below;

(11)	“RTM Commitment” has the meaning given to such term in Section 4.1(b) below;

(12)	“Teleglobe IDDD Rates” has the meaning given to such term in Section 4.1(c) below;

(13)	“Voluntary Minutes” has the meaning given to such term in Section 4.1(e) below.

(b)	Bell Canada hereby agrees that, for each quarterly period specified in Section 3 of Appendix 1 attached hereto (a “Quarterly Period”), and determined separately for each of its Retail IDDD Service and its Pre-paid IDDD Service, the Deemed RTM Minutes shall equal or exceed the RTM Commitment for such Quarterly Period. For purposes hereof, the “RTM Commitment” for each Quarterly Period, determined separately for each of the Retail IDDD Service and the Pre-paid IDDD Service, shall equal the Base Minutes for such Quarterly Period times the percentage corresponding to such Quarterly Period as set out in Section 3 of Appendix.

For purposes hereof, the “Deemed RTM Minutes” for each Quarterly Period, determined separately for each of the Retail IDDD Service and the Pre-paid IDDD Service, shall equal the sum of:

(1)	the total number of minutes actually delivered to Teleglobe on Matched Routes pursuant to RTM Offers;

(2)	the total number of Voluntary Minutes actually delivered to Teleglobe;

(3)	any minutes counted as Deemed RTM Minutes pursuant to Sections 4.1(h), 4.1(k), 4.1(l) and 4.1(n) below;

(4)	any Excess Minutes from the immediately preceding Quarterly Period, as specified below; and

(5)	the product of (i) the sum of the Offered Minutes on unmatched routes for the relevant Quarterly Period, times (ii) the ratio of (x) the sum of the delivered minutes included in item (1) above, plus the minutes included in item (3) above; to (y) the total number of Offered Minutes for the Matched Routes.

If for any Quarterly Period, the Deemed RTM Minutes are less than the RTM Commitment for either the Retail IDDD Service or the Pre-paid IDDD Service, then in the immediately succeeding Quarterly Period (or during the 90-day period following the last Quarterly Period, if applicable), the amount of such short-fall shall be added to the applicable RTM Commitment for the succeeding Quarterly Period.

If for any Quarterly Period, the Deemed RTM Minutes exceed the RTM Commitment for either the Retail IDDD Service or the Pre-paid IDDD Service, then the amount of such excess minutes (the “Excess Minutes”) shall be included in the Deemed RTM Minutes for such Service in the immediately succeeding Quarterly Period, as provided above.

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(c)	Not later than seven (7) Business Days prior to the start of each Pricing Period, Teleglobe shall deliver to Bell Canada the applicable Teleglobe IDDD rate sheet (the “Teleglobe IDDD Rates”) for its Pricing Destinations for such Pricing Period.

(d)	Not later than five (5) Business Days prior to the start of each Pricing Period, Bell Canada shall deliver to Teleglobe a right to match opportunity (the “RTM Offer”) for each of its Retail IDDD Service and its Pre-paid IDDD Service for such Pricing Period with respect to the Pricing Destinations included in such Pricing Period. Each RTM Offer shall be consistent with the requirements of Section 4.1(i) below and shall include the following information with respect to each Pricing Destination included in such RTM Offer:

1)	the forecasted minutes of traffic for the relevant Pricing Period (the “Offered Minutes”);

2)	the rate per minute of traffic which Teleglobe is required to match; and

3)	the ASR which Teleglobe is required to match.

(e)	Simultaneously with submitting each RTM Offer to Teleglobe, Bell Canada shall also notify Teleglobe of the estimated minutes of Retail IDDD Service and of Pre-paid IDDD Service traffic that it intends to send voluntarily (in addition to its Offered Minutes) to Teleglobe for termination during the relevant Pricing Period, based on the applicable Teleglobe IDDD Rates (the “Voluntary Minutes”).

(f)	Not later than 9:00 AM Eastern Time one (1) Business Day prior to the start of each Pricing Period (or sooner if Teleglobe is able to do so), Teleglobe shall notify Bell Canada as to which Pricing Destination in each RTM Offer for which Teleglobe has exercised, in its sole discretion, its Right to Match, by returning the RTM Offer and clearly identifying thereon which Pricing Destination(s) Teleglobe has elected to match the specified rate and ASR (a “Matched Route”). For each Matched Route, Teleglobe must have a bona fide expectation of meeting quality expectations and sufficient capacity to receive and route the Offered Minutes. For each Matched Route, Teleglobe shall also specify the applicable Teleglobe service level (eg, VTS Priority, VTS Standard or VTS Economy) which will apply to the Bell Canada traffic to be sent on such Matched Route. If (i) the RTM Offer specifies a rate per minute for a particular Pricing Destination in excess of the rate quoted in the applicable Teleglobe IDDD Rates, and (ii) Bell Canada had sent Voluntary Minutes to such Pricing Destination in the immediately preceding Pricing Period, then Teleglobe shall not exercise its Right to Match for such Pricing Destination without Bell Canada’s consent which will not be unreasonably withheld. If Bell Canada’s consent is withheld, then Bell Canada must continue to send the Voluntary Minutes traffic to the Pricing Destination in the relevant Pricing Period.

(g)	Subject to Section 4.1(h) and (j) below, upon the commencement of each Pricing Period, Bell Canada shall route to Teleglobe its Offered Minutes of Retail IDDD Service and Pre-paid IDDD Service traffic for each Matched Route for such Pricing Period as specified pursuant to Clause 4.1(f) above.

(h)	Teleglobe shall have the right at any time to increase its rate for any Pricing Destination and for any service level, regardless of whether it is on a Matched Route, upon giving Bell Canada at least five (5) Business Days’ prior written notice of such rate increase; provided that no sooner than two (2) Business Days prior to the effective date of any such rate increase on a Matched Route, Bell Canada shall have right to re-route its traffic on such Matched Route away from Teleglobe for the remainder of the current Pricing Period. In the event of such re-routing, the Deemed RTM Minutes for such Pricing Period shall include the number of minutes equal to the lesser of (i) the re-routed minutes actually delivered by Bell Canada to the relevant Pricing Destination in such Pricing Period, and (ii) the difference between the Offered Minutes for such Pricing Destination and the number of Offered Minutes completed by Teleglobe to such Pricing Destination in such Pricing Period.

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(i)	Bell Canada shall satisfy the following criteria with respect to each RTM Offer submitted to Teleglobe:

(1)	Each rate per minute specified in the RTM Offer must be based on (i) an actual quotation received from an individual competitive carrier (the “Competitive Carrier”) (and not an average of various carriers’ offers) for offering comparable service for the entire duration of the relevant Pricing Period, or (ii) the actual average cost per minute incurred in sending traffic to a Competitive Carrier in the first two (2) weeks of the preceding Pricing Period. In either case, the corresponding ASR target specified in the RTM Offer must have been achieved by same Competitive Carrier for traffic delivered to it by Bell Canada in the immediately preceding Pricing Period;

(2)	Bell Canada must intend to route its forecasted traffic to the relevant Competitive Carrier(s), and in the event that Teleglobe declines to match the RTM Offer for a given Pricing Destination, Bell Canada shall use reasonable efforts to route its traffic to such Pricing Destination to such Competitive Carrier(s); provided that if Bell Canada becomes competitively disadvantaged by routing its traffic to such Competitive Carrier, Bell Canada will be allowed to re-route such traffic away from such Competitive Carrier for the remainder of such Pricing Period; and

(3)	If Bell has the intention of routing such traffic through multiple Competitive Carriers, Bell must separate each Competitive Carrier offer for such Pricing Destination in its RTM Offer, allowing Teleglobe to match each such offer.

(j)	Bell Canada may re-route any of the Offered Minutes or Voluntary Minutes to any Pricing Destination away from Teleglobe for the remainder of the then current Pricing Period, if during such Pricing Period the following requirements are satisfied (a “Quality of Service Event”):

(1)	Teleglobe’s actual ASR is (x) at least fifteen percent (15%) less than the ASR specified in the RTM Offer for any period of three (3) consecutive days (eg., the RTM Offer specifies a 50% ASR, and Teleglobe delivers less than 42.5%), or at least forty percent (40%) less than the ASR specified in the RTM Offer for any 24-hour period; or (y) more than 5 percentage points below the specified ASR, on average, for a particular Pricing Destination in a Pricing Period and such failure continues into the next succeeding Pricing Period; or (z) Teleglobe’s service quality is poor due to a non-ASR issue;

(2)	Bell Canada opens a trouble ticket with Teleglobe’s customer service department;

(3)	The quality of service issue must affect Teleglobe’s general ability to terminate traffic to a particular Pricing Destination; and

(4)	Teleglobe is unable to resolve the quality of service issue (x) with respect to the issue described in clause (1) (x) or (1) (z) above, by the end of the Business Day following the day on which the trouble ticket is opened, or (y) with respect to the issue described in clause (1) (y) above, by the end of the second Business Day following the day on which the trouble ticket is opened.

Single number issues may qualify as a Quality of Service Event only if Teleglobe’s customer service department acknowledges that Teleglobe cannot terminate traffic to that particular number. If Teleglobe’s customer service department reports “No Trouble Found” with respect to any trouble ticket, a Quality of Service Event will occur only if Bell Canada can reasonably document or demonstrate that a quality of service issue exists. In the event that either a single

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

number issue does not qualify as a Quality of Service Event or that Bell Canada fails to respond to a “No Trouble Found” response with adequate documentation or demonstration of a problem, Bell Canada may still elect to re-route its traffic to the affected Pricing Destination, but such re-routed minutes shall not be counted as Deemed RTM Minutes.

(k)	If, as a result of a Quality of Service Event, Bell Canada re-routes away from Teleglobe any Offered Minutes for a particular Matched Route, the remainder of the Offered Minutes to such Matched Route (in excess of the number of minutes actually delivered to Teleglobe) will be included in calculation of Deemed RTM Minutes as provided in Section 4.1(b) above. If, as a result of a Quality of Service Event, Bell Canada re-routes any Voluntary Minutes, such re-routed traffic will not be counted as Deemed RTM Minutes.

(l)	If, as a result of the occurrences of Quality of Service Events (excluding Quality of Service Events based on clause 4.1(j)(1)(x)) or Teleglobe rate increases on the same Matched Route, pursuant to Section 4.1(h) above, in two consecutive Pricing Periods, Bell Canada re-routes any Offered Minutes away from Teleglobe for the affected Matched Route in those two consecutive Pricing Periods, Bell Canada will not be required to provide an RTM Offer for such Pricing Destination in the next succeeding Pricing Period; however the Deemed RTM Minutes for such succeeding Pricing Period shall include the number of minutes equal to the lesser of (i) the minutes actually delivered by Bell Canada to such Pricing Destination in such succeeding Pricing Period, and (ii) the amount of Offered Minutes included in Bell Canada’s RTM Offer for such Pricing Destination in the preceding Pricing Period.

(m)	If Bell Canada re-routes any traffic as a result of a Quality of Service Event, Bell Canada shall notify its Teleglobe commercial contact of such re-routing within one Business Day following the commencement of such re-routing.

(n)	If Bell Canada attempts to route traffic to Teleglobe on a Matched Route but it is declined by Teleglobe for any reason (the “Declined Minutes”) or if Teleglobe directs Bell Canada to route traffic at a particular Teleglobe service level and the volume of such traffic exceeds the existing capacity for such service level, then Bell Canada can re-route the affected traffic to another carrier and the Deemed RTM Minutes for such Pricing Period shall include the number of minutes equal to the lesser of (i) such re-routed minutes actually delivered by Bell Canada to the relevant Pricing Destination in such Pricing Period, and (ii) the difference between the Offered Minutes for such Pricing Destination and the number of Offered Minutes completed by Teleglobe to such Pricing Destination in such Pricing Period.

(o)	Bell Canada shall provide Teleglobe with the following reports:

(1)	Within five (5) Business Days following the end of each Pricing Period, Bell Canada will report the number of Offered Minutes of traffic which it actually sent to Teleglobe on each Matched Route during such Pricing Period for each of the Retail IDDD Service and Pre-paid IDDD Service; and

(2)	Within five (5) Business Days following the end of each Quarterly Period, Bell Canada will report:

(i)	the total number of IDDD minutes of traffic which it sent to all carriers, including Teleglobe, during such Quarterly Period for each of the Retail IDDD Service and the Pre-paid IDDD Service;

(ii)	the break-down by Pricing Destination of the total Voluntary Minutes which it sent to Teleglobe during such Quarterly Period for each of the Retail IDDD Service and Pre-paid IDDD Service;

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

(iii)	the number of minutes of traffic on a Matched Route which it re-routed due to Quality of Service Events, broken-out by Pricing Destination for each of the Retail IDDD Service and Pre-paid IDDD Service; and

(iv)	the number of Declined Minutes broken-out by Pricing Destination for each of the Retail IDDD Service and Pre-paid IDDD Service.

Bell Canada shall immediately notify Teleglobe if it subsequently discovers any errors in any such reported results.

(p)	Within ten 10 Business Days following receipt of Bell Canada’s quarterly report, Teleglobe will prepare and submit to Bell Canada a report summarizing the volume of traffic delivered to Teleglobe by Bell Canada pursuant to its RTM Offers and as Voluntary Minutes during the relevant Quarterly Period as compared to Bell Canada’s reported number of delivered IDDD minutes and its determination of the Deemed RTM Minutes for such Quarterly Period. In the event of a discrepancy between the volumes of traffic reported by Bell Canada and the volumes reported by Teleglobe, within 10 Business Days following Teleglobe’s delivery of its report the Parties shall meet and work in good faith to reconcile the reported volumes to reach a mutually agreed volume.

(q)	No later than 31 January of each of 2007 and 2008, Bell Canada shall certify to Teleglobe in a written certification signed by a Bell Canada officer that it has fully complied with its obligations under this Section 4.1 for each of the four Quarterly Periods immediately preceding the date of such certification and that the information with respect to each such Quarterly Period provided in each of the reports submitted to Teleglobe pursuant to Section 4.1(o) was accurate and complete.

4.2	As soon as possible following the signing of this Seventh Amendment, Bell Canada agrees to order and implement a second DS-3 for routing its IDDD Outbound Service traffic to Teleglobe at the VTS Economy service level. Bell Canada further agrees not to decrease its existing capacity for routing its IDDD Outbound Service traffic to Teleglobe for any of Teleglobe’s service levels (including the second DS-3 referred to above with respect to the VTS Economy service level) without Teleglobe’s prior written consent, which consent will not be unreasonably withheld if Bell Canada demonstrates that a reduction of capacity is justified based on a reduction in the traffic volumes routed to a particular service level. If in any 2 consecutive Pricing Periods the traffic delivered by Bell Canada to Teleglobe at a particular service level exceeds the capacity available for such service level, Bell Canada shall take immediate steps to order and implement additional capacity to carry such excess traffic. If Bell Canada fails to take steps to implement such additional capacity, then Bell Canada will not be allowed to claim subsequent Declined Minutes due to insufficient capacity for that service level pursuant to Clause 4.1(n) above until such time sufficient capacity is realized due to either (i) capacity is eventually added or (ii) traffic volume declines such that the existing capacity is sufficient.

4.3	For greater certainty, effective January 1, 2006, Section 7 of the Master Agreement shall only apply to Enhanced Voice Services, except ISDN.

4.4	Notwithstanding any terms and conditions of the Agreement, Teleglobe will not have RTM Offers following December 31, 2007, and after such date no restrictions or limitations shall apply to Bell Canada in fulfilling its requirements for any telecommunications services through the use of any Competing Services, except as otherwise expressly provided in Section 4.1(b).

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement

CONFIDENTIAL

4.5	For greater certainty, and notwithstanding any terms and conditions set out in the Agreement, nothing herein shall be construed as limiting or restricting the rights of Bell Canada to select Competing Services for the termination of its Wholesale IDDD Outbound Service traffic.

5.	INTERCONNECTION AND OPERATING AGREEMENT

5.1	Upon termination of the Master Agreement as amended, including as amended pursuant to this Seventh Amendment, the Services either Party provides to the other shall continue to be provided pursuant to the terms and conditions of the Interconnection and Operating Agreement, dated January 1, 1999, until such time as the Interconnection and Operating Agreement is terminated in accordance with its terms and conditions. The Parties further agree following the termination of the Interconnection and Operating Agreement that they shall continue to provide Services to each other with respect to Customers of each Party receiving Services as of the date of termination of the Interconnection and Operating Agreement, unless such termination is the result of an Event of Default (as defined therein.)

6.	GENERAL

6.1	In the event of any conflict or inconsistency among or between the terms of this Seventh Amendment, the First Amendment, the other amendments to the Master Agreement, the Master Agreement, and any Specific Services Agreement, the following shall control, in descending order of precedence: (1) this Seventh Amendment; (2) the other amendments, (3) the First Amendment; (4) the applicable Specific Services Agreement; and (5) the Master Agreement.

6.2	No course of dealing or failure of either party to enforce any provision of this Seventh Amendment shall be construed as a waiver of such provisions or any other rights under this Seventh Amendment. If any of the provisions of this Seventh Amendment shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Seventh Amendment but rather this entire Seventh Amendment shall be construed as if not containing the particular invalid or unenforceable provision or provisions and the rights and obligations of the parties shall be construed and enforced accordingly.

6.3	This Seventh Amendment may be executed in as many counterparts as may be required, each of which when delivered is an original but all of which taken together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Seventh Amendment.

TELEGLOBE CANADA ULC		BELL CANADA

Per:	/S/ Gerald Porter Strong	Per:	/S/ Timothy D. Houghton
Name:	Gerald Porter Strong	Name:	Timothy D. Houghton
Title:	Chief Executive Officer	Title:	Senior Vice President & Chief
Sourcing Officer

Seventh Amendment to Master Wholesale Pricing Services and Coordinating Agreement